Exhibit 10.6

Deferred Compensation Plan for Trustees

Adopted by Northeast Utilities Board of Trustees

on January 22, 1980

Amended and Restated Effective

January 1, 2009

NORTHEAST UTILITIES

DEFERRED COMPENSATION PLAN FOR TRUSTEES

Each Trustee of Northeast Utilities (NU) who is not an employee of NU or any of its affiliated companies may elect to defer payment to him or her of compensation for his or her services as a member of the NU Board of Trustees and committees thereof during any calendar year (excluding from the term "compensation" reimbursement of travel and other incidental expenses incurred for the benefit of, and in the course of rendering services to, NU) on the following basis:

l.

An election by a Trustee to defer payment of compensation shall apply to all or any portion of cash and/or NU common share compensation earned during a calendar year and shall be made in writing to the Secretary of NU prior to the beginning of each calendar year, provided, that each newly elected Trustee may make an election to defer payment of compensation for services to be rendered during the year of his or her election as a Trustee within 30 days after such Trustee’s election by NU shareholders.  Any such deferral election shall apply only to compensation earned after the date on which such election is filed with the Secretary of NU.  Such election, once made, shall be irrevocable for the period for which it is made.

2.

NU shall establish for each Trustee who elects to defer cash compensation a "Deferred Cash Compensation Account" (which shall be solely a book account) to which NU shall credit, on each date that compensation would otherwise have been paid, an amount equal to the cash compensation which would otherwise have been paid to such Trustee on such date.  Each Deferred Cash Compensation Account credit shall accrue simple interest daily from the date thereof until the date of distribution at the rate set forth in Section 37-l of the Connecticut General Statutes (as amended from time to time) on the amount standing in such Trustee's Deferred Cash Compensation Account from time to time.  NU shall establish for each Trustee who elects to defer NU common share compensation a "Deferred Stock Compensation Account" (which shall be solely a book account) to which NU shall credit (a) on the next business day following each date such shares would otherwise have been paid to such Trustee, an amount equal to the number of shares which would otherwise have been paid to such Trustee on such date and (b) on each date on which a dividend, stock split, split up, stock dividend, or dividend in kind or similar payment is made or corporate change resulting in a payment to NU common shareholders becomes effective ("accretions"), an amount equal to the number of NU common shares that could have been purchased with such accretions with respect to the shares in such Deferred Stock Compensation Account, assuming that each such accretion was reinvested in additional NU common shares on the date paid, at a rate equal to the closing price of an NU common share on the New York Stock Exchange on such date.  Within thirty days following the end of each calendar year NU shall provide each Trustee for whom a Deferred Cash and/or Deferred Stock Compensation Account has been established with a statement of the amount standing to his or her credit as of the end of that year.  The value of a Trustee's Deferred Cash Compensation Account as of that date, or any other date for which the balance of such Account is required, shall equal the amounts theretofore credited to such Account, including interest accrued thereon in accordance with this paragraph 2 through the day preceding such date, less amounts paid therefrom in accordance with paragraphs 4 or 5.  The value of the Trustee’s Deferred Stock Compensation Account shall equal the value of the number of shares of NU common credited to the Trustee’s Deferred Stock Compensation Account including accretions thereto as provided in this paragraph 2 through the day preceding such date, less shares or amounts paid therefrom in accordance with paragraphs 4 or 5.

3.

At the time of each election to defer payment of compensation, a Trustee shall also elect to receive distribution of the amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Account, as the case may be, during the period for which such election is made, together with the interest and/or accretions thereon, as the case may be, upon, or commencing with, the occurrence of one of the following events:  termination of service on the Board for any reason or a specified date which is after the period for which the election is made.  Payment upon termination of service shall be made or commence on the first business day of the month following the month of termination of service and in no event later than 90 days following such date. Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

4.

At the time of each election to defer payment of compensation, a Trustee shall designate whether, upon or commencing with the occurrence of one of the events set forth in paragraph 3, the amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Account, as the case may be, during the period for which such election is made, together with the interest and/or accretions thereon, as the case may be, shall be paid to him or her in a lump sum or in not more than five approximately equal annual installments.  Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

5.

In the event that a Trustee shall die prior to the payment to him or her of all amounts credited to his or her Deferred Cash and Deferred Stock Compensation Accounts, the balance credited to such accounts at the time of his or her death shall be paid to such beneficiaries as he or she shall have designated in writing to the Secretary of NU (which designation may be changed from time to time) or, in the absence of such a designation, to the estate of such Trustee.  Payment shall be made or commence in the month following the month in which the Trustee’s death occurs and in no event later than 90 days following such date.  Payment shall be made in the form specified in the Trustee’s election pursuant to paragraph 4.

6.

The amounts standing in Deferred Cash or Deferred Stock Compensation Accounts shall be unfunded obligations of NU payable only under the terms stated herein, and Trustees shall have no right or claim against any specified assets of NU and shall have only a contractual right against NU hereunder.  Any payment to a Trustee from a Deferred Stock

Compensation Account shall be made in NU common shares purchased in the open market, except as otherwise may be provided from time to time by the Board of Trustees.

7.

No Deferred Cash or Deferred Stock Compensation Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by a Trustee or any person claiming under or through him or her, nor shall it be subject to the debts, contracts, liabilities, engagements or torts of a Trustee or anyone else prior to actual payment thereof.

8.

This Plan may be amended, suspended, discontinued or terminated at any time by NU, through action of the Board of Trustees or by the Compensation Committee of the Board; provided, however, that no such amendment, suspension, discontinuance or termination, unless required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation, shall serve to diminish the rights of a Trustee with respect to amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Accounts or accelerate payment of such amounts. Notwithstanding the foregoing, no such amendment, suspension, discontinuation or termination of the Plan shall cause any payment that a Trustee or beneficiary is entitled to receive under this Plan to become subject to an income tax penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and no such discontinuation of the Plan may be effected except in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

9.

Nothing contained in this Plan shall be construed as an obligation of NU to secure the re-election of any person as a Trustee of NU, or as an obligation of any person to stand for re-election as a Trustee of NU or as a prohibition against the resignation of any person as a Trustee.

10.

Upon the request of a Trustee in order to meet legal or regulatory requirements applicable to such Trustee, NU and the Trustee may agree to value the Trustee’s Deferred Stock Compensation Account, including all deposits and accretions thereto, for some period of time utilizing an investment benchmark other than NU common shares, and to pay such Account, including accretions, in cash at the time or times of distribution in accordance with the Trustee’s original deferral election, so long as such agreement does not have the effect of accelerating payment of such account.  Said agreement shall be in writing and be maintained with the records of the Company relating to the Trustee’s compensation.

11.

The Vice President-Human Resources of Northeast Utilities Service Company, or that person who otherwise leads the Human Resources Department of that service organization, hereinafter referred to as the “Administrator,” shall administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.  The Administrator shall have discretionary authority to construe and interpret the Plan, to make determinations, including factual determinations, and to determine the rights, if any, of Trustees and their beneficiaries under the Plan which, subject to the claims procedure set forth in Paragraph 12, shall be final and binding upon any Trustee and beneficiary affected thereby.

12.

A Trustee, or his or her beneficiary, where the Trustee is no longer living, hereinafter referred to as "Claimant" may file a written request for a benefit with the Administrator, setting forth his or her claim.  Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)  The specific reason or reasons for such denial;

(ii)  Specific references to pertinent provisions of this Plan on which such denial is based;

(iii)  A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv)  Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)  The time limits for requesting a review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Compensation Committee of the NU Board (“Committee”) review the determination of the Administrator.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.

Within sixty (60) days after the Committee's receipt of a request for review, it will review the initial determination.  After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision, containing specific references to the pertinent provisions of this Plan on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.  If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

No Trustee, former Trustee or his or her surviving beneficiary shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until such claimant has first exhausted the procedures set forth in this Section 12.

13.

Notwithstanding paragraphs 3 and 4 to the contrary, a Trustee who has Deferred Cash and/or Deferred Stock Compensation Accounts under this Plan on or after January 1, 2005 and before January 1, 2009 shall be permitted to elect (one or more times) on or before December 31, 2008, on forms to be provided by the Administrator, the time and form of payment of his or her Deferred Cash and/or Deferred Stock Compensation Accounts in accordance with paragraphs 3 and 4 provided that such election(s) may apply only to amounts that would not otherwise be payable in the calendar year in which the election is made and may not cause an amount to be paid in such calendar year that would not otherwise be payable in such calendar year..

14.

The interpretation of the provisions and the administration of the Plan shall be governed by the laws of the State of Connecticut.  Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder and NU shall have no right to make any payment under this Plan except to the extent such action would not subject any Trustee or beneficiary to the payment of any tax penalty or interest under Section 409A of the Code. NU shall have no obligation, however, to reimburse a Trustee or beneficiary for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of a Trustee or beneficiary under Section 409A of the Code except that this provision shall not apply in the event of NU’s negligence or willful disregard in interpreting the application of  Section 409A of the Code to the Plan which negligence or willful disregard causes the Trustee to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case NU will reimburse the Trustee or beneficiary, as the case may be, on an after-tax basis for any such tax penalty or interest not later than the last day of the Trustee’s taxable year next following the Trustee’s taxable year in which the Trustee or beneficiary remits the applicable taxes and interest.